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CUSIP No. 371559 10 5                                       (Page 7 of 11 Pages)

                                   EXHIBIT 1


    This Schedule 13G is being filed by a group pursuant to Rule 13d-5(b)(1). The members of the group are as follows: Mortimer B. Fuller, III; Frances A. Fuller; Mortimer B. Fuller, III, as Trustee of the Frances A. Fuller Family Trust; Mortimer B. Fuller, III and Frances A. Fuller, as Co-Trustees of the Residuary Trust u/w of Mortimer B. Fuller, Jr.; and Mortimer B. Fuller, III and Frances A. Fuller, as Co-Trustees of the Marital Trust u/w of Mortimer B. Fuller, Jr.

    Each of the members the group (other than Mortimer B. Fuller, III, as Trustee of the Frances A. Fuller Family Trust) is a party to a Voting Agreement and Stock Purchase Option dated March 21, 1980, as amended as of March 29, 1996 (the "Voting Agreement"), pursuant to which Mortimer B. Fuller, III has been granted an irrevocable proxy to vote all shares of the Issuer owned by the such members of the group. The Voting Agreement terminates by its terms, and the group may dissolve, upon (i) the incompetency, disability or death of Mortimer
B. Fuller, III, (ii) the written agreement of all of the parties to the Voting Agreement, or (iii) expiration of the term of the Voting Agreement on March 20, 2008 and the failure of the parties to renew it for an additional term.

    The shares of the Issuer's Class A Common Stock reported in this Schedule 13G consist of: (a) shares of Class A Common Stock directly owned by the members of the group (individually or as Trustee or Co-Trustee); and (b) shares of the Issuer's Class B Common Stock, par value $.01 per share, directly owned by such members (individually or as Co-Trustee). The Issuer's Class B Common Stock, which is not registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, has ten votes per share (as compared with the Class A Common Stock, which has one vote per share), and is freely convertible into an equal number of shares of Class A Common Stock.

    The beneficial ownership of the Issuer's Class A Common Stock by each member of the group as of December 31, 1996 is as follows:
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CUSIP No. 371559 10 5                                       (Page 8 of 11 Pages)


                                           Class A Com-  Class B Com-
                                            mon Stock      mon Stock
             Member of Group                Directly       Directly
                                             Owned           Owned    TOTAL
--------------------------------------------------------------------------------

Mortimer B. Fuller, III, individually        317,091      386,093    703,184
--------------------------------------------------------------------------------
Frances A. Fuller, individually               21,830            0     21,830
--------------------------------------------------------------------------------
Mortimer B. Fuller, III, as Trustee of        31,450            0     31,450
 the Frances A. Fuller Family Trust
--------------------------------------------------------------------------------
Mortimer B. Fuller, III and Frances A.       188,607      188,607    377,214
 Fuller, as Co-Trustees of the Residuary
 Trust u/w of Mortimer B. Fuller, Jr.
--------------------------------------------------------------------------------
Mortimer B. Fuller, III and Frances A.        83,583       83,583    167,166
 Fuller, as Co-Trustees of the Marital
 Trust u/w of Mortimer B. Fuller, Jr.
TOTAL                                        642,561      658,283  1,300,844
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